UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      SPORTS INFORMATION & PUBLISHING CORP.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)


          Colorado                         2721                   84-157960
------------------------------  ----------------------------  ------------------
(State or jurisdiction of       (Primary Standard Industrial  I.R.S. Employer
incorporation or organization)  Classification Code Number)   Identification No.


                           1869 W. Littleton Boulevard
                            Littleton, Colorado 80120
                                 (303) 738-8994
          (Address and telephone number of principal executive offices and principal place of business)


                                Michael D. Tanner
                       Chairman of the Board and President
                      Sports Information & Publishing Corp.
                           1869 W. Littleton Boulevard
                            Littleton, Colorado 80120
                                 (303) 738-8994
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:
                             David J. Babiarz, Esq.
                               Wendy H. Bird, Esq.
                       Overton, Babiarz & Associates, P.C.
                        7720 E. Belleview Ave., Suite 200
                        Greenwood Village, Colorado 80111
                                 (303) 779-5900


Approximate date of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] ___________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] ___________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of each                          Proposed            Proposed
class of securities   Amount to        maximum offering    maximum aggregate       Amount of
to be registered      be registered    price per share(1)  offering price(1)    registration fee(1)
-------------------------------------------------------------------------------------------------
Common Stock,         1,000,000        $.15                $150,000                   $30
$.001 par value


----------------------
(1) Based upon the most recent sale price of the Company's common stock.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Subject to Completion.  Dated: January ___, 2002

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   PROSPECTUS

                     SPORTS INFORMATION & PUBLISHING CORP.,
                             a Colorado corporation

     This prospectus relates to 1,000,000 shares of common stock of Sports Information & Publishing Corp. that may be offered for sale or otherwise transferred from time to time by one or more of the selling stockholders identified herein. The total net proceeds to the selling stockholders from the sale of our shares will equal the sales price of such shares, less any commissions. See "Plan of Distribution." We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. We will pay the expenses incurred in registering the common stock, including legal and accounting fees.

     All of the 1,000,000 shares of common stock offered by this prospectus were acquired by the selling stockholders in a private placement conducted by us during spring and summer of 2001. See "Selling Stockholders."

     There is no trading market for our common stock at present. Following receipt of an effective date for the Registration Statement of which this prospectus is a part, we intend to apply for quotation of our common stock on the OTC Bulletin Board. However, there is no assurance that a market will develop.

     Our principal executive offices are located at 1869 W. Littleton Boulevard, Littleton, Colorado 80120, our telephone number is (303) 738-8994, and our website is located at www.gridpicks.com.

     Investing in our common stock involves substantial risks. See "Risk Factors" (page 3).

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

                             Dated January ___, 2002

                                Table of Contents


SUMMARY.....................................................................1

   THE COMPANY..............................................................1
   OUR BUSINESS.............................................................1
   FINANCIAL OPERATING RESULTS..............................................2
   OUR GROWTH STRATEGY......................................................2
   THE OFFERING.............................................................2
   SELECTED FINANCIAL DATA..................................................3

Risk Factors................................................................3

   RISKS ASSOCIATED WITH OUR FINANCIAL POSITION.............................3
   RISKS ASSOCIATED WITH OUR BUSINESS.......................................4
   RISKS ASSOCIATED WITH OUR COMMON STOCK...................................6

FORWARD-LOOKING STATEMENTS..................................................8


Management's Discussion and Analysis OR PLAN OF OPERATION...................8

   INTRODUCTION.............................................................8
   PLAN OF OPERATION........................................................9
   LIQUIDITY...............................................................10
   RESULTS OF OPERATIONS...................................................10
   CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS...........................11

OUR BUSINESS...............................................................11

   BACKGROUND..............................................................11
   PRODUCTS OF THE COMPANY.................................................11
   DISTRIBUTION............................................................12
   ADVERTISING AND PROMOTION...............................................13
   CUSTOMERS...............................................................13
   EMPLOYEES...............................................................13
   FACILITIES..............................................................13
   LEGAL PROCEEDINGS.......................................................13

MANAGEMENT.................................................................13

   OFFICERS AND DIRECTORS..................................................13
   CONSULTANTS.............................................................15
   EXECUTIVE COMPENSATION..................................................16
   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..........................16

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............17


SHAREHOLDINGS OF MANAGEMENT................................................17


PLAN OF DISTRIBUTION.......................................................21

Description of Our Common Stock............................................22

   COMMON STOCK............................................................23
   PREFERRED STOCK.........................................................23
   CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION.....................23
   LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION....................23
   TRANSFER AGENT..........................................................25
   DIVIDENDS...............................................................25

COMMISSION POSITION ON INDEMNIFICATION.....................................25

   LEGAL MATTERS...........................................................26
   EXPERTS.................................................................26

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS...........................26


SIGNATURES................................................................ 30

FINANCIAL STATEMENTS ....................................................F1-F10

                                     SUMMARY

The Company

     Sports Information & Publishing Corp. ("we" or the "Company") is a Colorado corporation organized on March 1, 2001, to publish and distribute sports-specific online publications. We publish sports information in a newsletter format via e-mail at no charge to a targeted market, and hope to generate revenues through subscription and pay-per-use products which will provide additional in-depth information. We began offering pay-per-use publications in October 2001.

     We presently have 50 shareholders, very limited revenue and extremely limited capitalization. We published and distributed our first newsletter in late August of 2001, at the commencement of the 2001 football season. Our newsletters have been distributed twice weekly since that date, and we currently have approximately 1750 subscribers to our professional football newsletter and 1125 subscribers to our college football newsletter, each of which is offered free of charge.

     Our principal executive offices are located at 1869 W. Littleton Boulevard, Littleton, Colorado 80120, our telephone number is (303) 738-8994, and our website is located at www.gridpicks.com.

Our Business

     We provide sports and related information services via electronic application to the general public. Our target audience is sports enthusiasts in the United States and portions of the Western hemisphere. As our information services are currently limited to United States football, our audience is presently national. However, in the future, we hope to expand our service to include basketball and other team sports, thereby enlarging our potential audience.

     We market our service via targeted e-mails to a selected demographic group. We hope to expand this marketing in the future through additional advertising, maintenance and enhancement of our website and banner advertising on the Internet. However, our marketing budget is currently limited.

     We are presently a development stage company with very limited revenue. However, we hope to generate additional revenue through the offering of premium publications related to our information service. We also hope to generate advertising revenue by offering advertising space on our website and our periodic publications. Some highlights of our business include the following:

     o We publish a free, biweekly, electronic newsletter providing information about college and professional football in the United States. This publication provides analysis of key match ups during the week and is used as a means of attracting premium subscribers.

     o We offer several premium publications providing more detailed and expert analysis of college and professional football at a charge to the user.

     o Our information service includes sports related news, such as weather at game venues, injury updates and other relevant information.

     o We maintain a small staff of experienced employees and consultants, including former professional football players, who provide valuable insight into key match ups which we follow on a weekly basis.

     o Subscribers to our biweekly newsletter currently total approximately 1,750 individuals, which we hope to increase in the future.

Financial Operating Results

     We reported no revenue for the period from inception through September 30, 2001. Prior to the end of that period, we had only recently introduced our premium subscription service. As a result, we will report very modest revenue beginning in October, 2001. However, we anticipate reporting a loss from operations for the foreseeable future, as we endeavor to implement our business plan and increase our subscriber base.

     For the period from March 1, 2001 (inception) through September 30, 2001, we reported a net loss of $72,282, or $.02 per share.

Our Growth Strategy

     The strategy for our growth in the future is to generate additional revenue through expansion of our premium, pay-per-use service. This will require additional premium subscribers through marketing of our current football publications, as well as adding other sports information services. In the immediate future, through our strategy of targeting a large number of sports-minded individuals through the Internet, we hope to add to our subscriber base who pay for the information which we provide. We hope this will be accomplished through a combination of the quality of our publication and our marketing efforts.

     In the more distant future, we hope to expand the coverage of our publication services beyond football. Projected for the 2002-2003 season, we anticipate development and delivery of a basketball publication similar to Grid Picks(TM). That publication is envisioned to provide comparable coverage of college and professional basketball to sports enthusiasts.

     As we gauge the effectiveness of our marketing strategy and the public's receptiveness to our products and services, we will evaluate the addition of other publications in the future.

The Offering

(a) Common stock offered:  1,000,000 shares to be sold by the selling shareholders

(b) Common stock outstanding:  5,020,000 shares

(c) Proposed symbol and trading market:  "SIPC" on the OTC Bulletin Board

Selected Financial Data

     The following financial information summarizes the more complete historical financial information at the end of this prospectus. Our independent public accountants, Cordovano & Harvey, P.C., have audited the information for the period from March 1, 2001 (inception) to September 30, 2001. You should read the information below along with all other financial information and analysis in this prospectus. Please do not assume that the results below indicate results we will achieve in the future.


                               Period from inception
                                 (March 1, 2001)
                             to September 30, 2001
                             -----------------------

Statement of Operations Data:
Revenues                          $    -0-
Operating expenses                  72,136
Loss from operations               (72,282)
Loss per share                        (.02)

Balance Sheet Data:
Current assets                    $ 60,525
Total assets                        84,483
Current liabilities                  4,745
Total stockholders' equity          79,738


                                  RISK FACTORS

     Please carefully consider the following risk factors before deciding to invest in our common stock.

Risks Associated With Our Financial Position

     Due to our limited operating history and lack of revenue, there is no assurance that our business plan will be successful. The Company was organized on March 1, 2001, and has an extremely limited operating history and no revenue. Activities to date have been limited to developing the Company's business plan, organizational efforts, obtaining financing, initial distribution of our free newsletters and limited distribution of our premium publication. The Company must be considered in the promotional stage and in the very early phases of its development, embarking upon a new venture. Prospective investors should be aware of the difficulties encountered by such enterprises, as the Company faces all the risks inherent in any new business, including the absence of any prior operating history, need for working capital, lack of market recognition and competition. The likelihood of our success must be considered in light of such problems, expenses and delays frequently encountered in connection with the operation of a new business and the competitive environment in which we will be operating.

     Due to our extremely limited capitalization and lack of working capital, we are dependent on achieving profitable operations and receipt of additional financing to continue as a going concern. The Company has extremely limited capitalization and is dependent on achieving profitable operations and receipt of additional financing to continue as a going concern. We had no revenues at September 30, 2001, and very limited revenues since that time. Due to our lack of operating history, limited working capital and substantial operating losses, the report of our independent accountants covering our financial statements includes a statement expressing substantial doubt about our ability to continue as a going concern. Although we will endeavor to finance our future working capital needs through additional debt or equity financing, there is no assurance that this financing can be obtained on terms acceptable to us. We do not consider ourselves a candidate for conventional bank financing due to our limited assets and operating history. If we are unable to successfully execute our business plan, or raise additional working capital, we may be forced to curtail or cease operations.

Risks Associated With Our Business

     Since we were only recently formed and did not conduct formal market research prior to launching our service, there may be little or no demand for our service. While management believes sufficient demand exists for the Company's products and services, there is no assurance that we can operate successfully or generate revenues, profits or returns to our shareholders. The Company's business plan is premised on targeting specific sports-minded demographics and promoting our pay-per-use on-line publications. Since we were only recently formed, we cannot predict the demand for our premium products from which we hope to generate revenues. While management believes sufficient demand exists for our services and products, there is no assurance that our products and services can be marketed in a way to generate sufficient revenue or profit. The Company's business plan is loosely based on business conducted by sports publishing entities. However, no market or feasibility study has been undertaken to evaluate the feasibility of our business plan.

     Since our premium subscription service was only recently launched, we have very few revenue-generating customers. The Company's success is dependent on its ability to market its premium products to a sufficient number of customers to generate revenue and profit. Management believes a ready market exists for our products due to the popularity of professional and collegiate sports. Our goal will be to penetrate this market through targeted e-mails, strategic business alliances, advertising and other forms of marketing. While we do have subscribers to our free newsletters, there is no assurance that we will be successful in marketing our premium products. Our premium products were introduced in October, 2001, and were only available for the limited time that our football newsletter was published, through the end of the 2001 football season. Accordingly, our ability to generate any customer loyalty or obtain new subscribers to our premium service was extremely limited.

     We face substantial competition from established entities in our industry. We will compete for both users and advertisers, as well as for content providers, with many other entities that provide access to sports-related content and services. These include traditional media companies, such as newspapers and magazines, as well as other publications utilizing the Web, Web search and retrieval services, and other high-traffic Web entities. Finally, we anticipate that, as the Internet and other interactive distribution systems converge with traditional television broadcasting and cable, significant competition might come from the providers of broadband networks, including sports-oriented cable networks.

     Management anticipates that the Company will be at a competitive disadvantage with regard to these other entities due in part to our limited financial and personnel resources. For these and other reasons, the Company will face stiff competition from other individuals and entities.

     Due to our extremely limited operating history, we are dependent on our management for success. However, our management has limited experience in the industry in which we operate. Due in part to its lack of operating history and limited financial resources, success of the Company will depend on the management efforts and expertise of certain of its officers, primarily Michael
D. Tanner. Mr. Tanner is responsible for overseeing development and implementation of the Company's business plan, overseeing product and website development and targeting potential customers. While Mr. Tanner does have significant experience within the sports field and in the internet communications industry, he does not have specific experience publishing and distributing an on-line publication. While management believes it has the requisite expertise to implement the Company's plan, there is no assurance those efforts will result in revenue or profit to the Company. Further, the loss of Mr. Tanner could adversely affect the conduct of the Company's business. (See "MANAGEMENT")

     Our officers and directors control substantially all of our voting stock, insuring their continued control of the Company. Officers and directors of the Company hold approximately 80% of all the outstanding common stock. By voting the common stock owned by them in the Company, management will have the ability to perpetuate its control of the Company. Other investors will have little opportunity to exercise authority over the affairs of the Company. (See "SHAREHOLDINGS OF MANAGEMENT" and "DESCRIPTION OF SECURITIES").

     We do not expect to pay dividends on our stock in the foreseeable future. The Company has paid no dividends on its common stock to date, and there are no plans to pay any in the foreseeable future. Initial earnings that the Company may realize, if any, will be retained to finance growth of the Company. Any future dividends will be directly dependent upon the earnings of the Company, its financial requirements and other factors. We do not anticipate paying any dividends in the foreseeable future. (See "DESCRIPTION OF SECURITIES.")

     We have a substantial number of preferred shares authorized which, if issued, could contain provisions disadvantageous to holders of our common stock. The Articles of Incorporation of our Company authorize the issuance of a maximum of 10,000,000 shares of Preferred Stock. While no shares of Preferred Stock have been issued or are presently outstanding, and there are no plans to issue any in the foreseeable future, if issued, the terms of a series of Preferred Stock could operate to the significant disadvantage of holders of the common stock, including purchasers in this offering. Such terms could include, among others, preferences as to voting, dividends and distributions on liquidation. (See "DESCRIPTION OF SECURITIES - Preferred Stock")

Risks Associated With Our Common Stock

     Since there is presently no market for our common stock, and no assurance that one will develop in the future, purchasers of our common stock may be required to bear the risks of an investment for an indefinite period of time. There is presently no secondary trading market for the common stock, and there is no assurance that one will develop. While we intend to apply for listing of our common stock on the OTC Bulletin Board following the effective date for the Registration Statement of which this prospectus is a part, we may not be successful or there may be no interest in our stock. Accordingly, the purchasers of the common stock may be forced to bear the economic risk of their investment for an indefinite period of time. A purchaser should not expect to liquidate the common stock in the foreseeable future.

     There is no assurance of stock listing and if we are unsuccessful in obtaining listing of our common stock in the OTC Bulletin Board, our common stock will have limited liquidity. It is our intention to apply for listing of our common stock on the OTC Bulletin Board following the date of this prospectus. We believe such listing will provide additional exposure to our stock and our company, and potentially allow increased liquidity for our shareholders. However, we cannot assure that our efforts to obtain this listing will be successful. Representatives of the NASD, the agency that oversees the means of electronic quotation, control application and approval for listing in the Bulletin Board and other Nasdaq markets. Applications for listing in the Bulletin Board have received increased scrutiny recently as a result of perceived abuse involving "micro-cap" securities. While we believe we will satisfy the criteria for listing on the Bulletin Board, we cannot assure that our application will be successful. Our failure to obtain such listing may result in shareholders having difficulty selling their shares, should they desire to do so.

     Neither the terms of this offering nor any of our organizational documents permit an investor to require the Company or any of its officers or directors to repurchase any of our common stock. The terms of the offering do not allow an investor to require the Company or any of its officers or directors to repurchase any common stock. As a result of that fact, investors will be forced to bear the economic risk of an investment for an indefinite period of time. There is no assurance that investors will be able to sell their common stock, should they desire to do so.

     Due to the absence of a trading market for our common stock or the participation of an underwriter in this offering, the price of our common stock will be arbitrarily determined. Investors in this offering will not share the benefit of an established trading market as an indication of the value of our common stock. Furthermore, no investment banker has been retained by us or the selling shareholders to assist in marketing our common stock. As a result, investors will have difficulty valuing the common stock in any transactions in which they may engage.

     The majority of our outstanding common stock is currently restricted from resale under provisions of federal and state securities laws. However, sale of this restricted stock in the future may adversely affect any trading market in our common stock which may develop. The common stock of the Company currently outstanding represents "restricted securities" within the meaning of Rule 144 of the Securities Act of 1933. Rule 144 describes the circumstances under which restricted securities may be resold to the public in the future. Assuming the requirements of Rule 144 can be met by the holders of the restricted stock, of which there is no assurance, sales may be made by them in any market which may develop for the common stock. Sales of restricted securities in large amounts in the future may adversely affect the price of the common stock in any trading market which may develop.

     Our common stock will be subject to "penny stock" rules maintained by the U.S. Securities and Exchange Commission, adversely affecting any trading market which may develop. Under rules adopted by the Securities and Exchange Commission, securities which are not listed on a national securities exchange or quoted in Nasdaq or which trade at a price less than $5 per share are characterized as "penny stocks" and subject to special regulation. Those rules require, in pertinent part, that any broker dealer desiring to affect a transaction in a penny stock not otherwise exempt deliver a standardized risk disclosure document and make a specific determination that the stock is suitable for his customer. As a result of the adoption of these rules, many broker dealers have ceased trading stock characterized as penny stock. The existence of the penny stock rules may adversely affect any trading market which may develop for common stock of the Company. The disclosure and qualification requirements may have the effect of reducing the level of trading activity in any secondary market or reducing the price at which the stock may otherwise trade. As a result, shareholders may have difficulty selling their stock, should they desire to do so.

     Our stock price may experience extreme price and volume fluctuations. The stock market in general, and the OTC Market in particular, has historically experienced extreme price and volume fluctuations that have often been unrelated to the operating performance of companies and which have affected the market price of securities of many companies. The trading price of our common stock is likely to be highly volatile and could also be subject to significant fluctuations in price in response to such factors as:

     o    variations in quarterly results of operations;

     o announcements of new services or acquisitions by us or our competitors;

     o    governmental regulatory action;

     o    state of the U.S. and world economy;

     o    general trends in our industry and overall market conditions; and

     o    other events or factors, many of which are beyond our control.

     Movements in prices of equity securities may also affect the market price of our common stock.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the information incorporated by reference, contain statements that plan for or anticipate the future. Forward-looking statements include statements about the future of the on-line publishing industry, statements about our future business plans and strategies, statements about future revenue, and most other statements that are not historical in nature. In these documents, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. Prospective investors are urged not to put undue reliance on these forward-looking statements.

     A few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific Risk Factors identified above, include:

     a. Changes in the general economy, affecting the disposable income of the public and sports enthusiasts in particular;

     b.   Changes in the professional and college sports industry;

     c.   Consumer interests in sports as a means of entertainment;

     d.   Competition from other forms of recreation;

     e.   Our costs and the pricing of our services;

     f.   The level of demand for our services; and

     g.   Changes in our business strategy.

     The Private Securities Litigation Reform Act of 1995, which provides a "safe harbor" for similar statements by existing public companies, does not apply to our offering, as we are not registered as a public company.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Introduction

     Sports Information & Publishing Corp. is a development stage entity organized on March 1, 2001. Activities of the Company to date have been limited to organizational efforts, obtaining financing, development of our website, publishing our free newsletters and extremely limited distribution of our premium products. The Company has extremely limited revenues to date.

Plan of Operation

     Our plan of operation is to continually improve the quality and content of our information services and expand our base of subscribers. Our initial investment was targeted to designing and constructing a website appropriate to meet those objectives. During the period from inception through September 30, 2001, we spent approximately $24,000 in this endeavor. The efforts of professional web consultants was supplemented by input from our management and our consultants to achieve what we believe is an exemplary website. We spent approximately the first six months of our business designing and perfecting the site.

     The next step in our plan was to publish our information services and disperse them in a wide medium. In order to accomplish this objective, we obtained contact information from a variety of sources. From this initial database of approximately 100 individuals, we began distribution of our free football newsletter service. Over time, this service has expanded to include additional information, such as game-day weather, injury reports and other football related information. We presently maintain a subscriber base of approximately 1,750 individuals.

     Our current publication, "GridPicks(TM)," is a semi-weekly football publication covering both college and professional football. The free subscription highlights four to six college games of interest and all NFL contests during the upcoming week or weekend. The premium products include more detailed analysis and predictions regarding each contest. While our current publication is limited to football, we hope to expand into basketball and other services in the future as our working capital permits and expertise allows.

     The next step in our plan was to market revenue generating products. Toward that end, we currently publish four premium products (see "Our Business - Products"). Each of these products is available on a pay-per-use basis to our subscribers. Through the design and construction of our website, interested subscribers can sign up immediately for these premium products, following which their credit card accounts will be charged with the appropriate fee. Premium products range from $10 - 25 per selection.

     With the experience gained through our initial season of operation, we hope to expand our revenue generating efforts in the 2002-2003 football season. Through additional marketing and advertising efforts, we hope to interest additional individuals in our premium products, thereby enhancing our revenues. However, based on our limited experience during the current season, we are unable to predict what level of revenue to expect. Failing receipt of sufficient revenue from operations, we will be forced to obtain additional capital from outside sources.

     We believe advertising by sports-related entities (sponsorships) will be the last area of the income model to mature. Initially, we will rely on selling quality and timely information to customers, but we hope to place ourselves in the position of delivering a targeted, high traffic audience to prospective advertisers. On-line advertising may, in the future, contribute to the success of our Company. We have not yet implemented any sponsorship or advertising.

     In the future, we hope to buttress our marketing efforts by investing marketing dollars in promoting our products and services. In the future, we hope to publish advertisements in sporting publications such as The Las Vegas Sporting News and fantasy league football publications. We also intend to investigate reciprocal advertising arrangements with other web-based services, whereby our service will be publicized on other websites with content of interest to our subscribers. Since print advertising is costly, our use of that avenue depends substantially on the availability of working capital.

     Our initial round of seed financing (excluding shares issued to our founders) raised $150,000, exclusive of offering costs. We projected such amount would be sufficient to meet our capital needs for approximately one year. A substantial portion of that amount was utilized to design and construct our website and to launch our service. Additional portions were used to retain attorneys and accountants in connection with our efforts to register our securities with the Securities and Exchange Commission. Remaining amounts are retained for working capital.

     The following information discusses briefly our financial condition and results of operations at September 30, 2001 and for the period from inception to September 30, 2001. For more complete information, reference is made to the financial statements included at the end of this Prospectus.

Liquidity

     The Company's working capital at September 30, 2001 consisted of $60,525 of cash and current liabilities of $4,745, or working capital of $55,780. Liabilities consisted of accounts payable, accrued salaries, payroll and miscellaneous other liabilities. Proceeds from a private placement represent all of the Company's cash flow for the period ended September 30, 2001.

     During the period ended September 30, 2001, the Company issued an aggregate of 4,020,000 shares of common stock for services valued at $4,020, or $.001 per share. An additional 1,000,000 shares of common stock were issued later pursuant to a private placement for an aggregate sale price of $150,000 or $.15 per share. Management is of the opinion that the Company will require additional financing within the next twelve months and/or achievement of profitability to continue as a going concern. The Report of the Independent Auditor contains a "going concern" qualification, based on the fact that the Company had no revenues at September 30, 2001 and limited working capital.

Results of Operations

     For the period from inception through September 30, 2001, the Company realized a net loss of $72,282, or $.02 per share, on no revenues. Operating expenses for the period included $4,020 in stock-based compensation, $31,377 for legal, accounting and consulting fees, $12,135 for salaries and payroll taxes and $17,518 for website hosting and maintenance. Management of the Company is of the opinion that the Company will continue to incur losses until such time, if ever, that the Company obtains sufficient subscribers to its premium products to generate revenues sufficient to cover operating and other expenses.

Changes In and Disagreements With Accountants

     The Company has retained its accountants, Cordovano and Harvey, P.C., 201 Steele Street, Suite 300, Denver, Colorado 80206 since its inception and there are no disagreements with the findings of said accountants.

                                  OUR BUSINESS

Background

     Sports Information & Publishing Corp. is a Colorado corporation organized on March 1, 2001 to publish and distribute sports-specific online publications. We publish sports-related information, currently limited to football, in a free twice-weekly newsletter format. This publication will be suspended at the conclusion of the respective football seasons.

     We e-mail our newsletter to a targeted demographic that we believe includes sports fans interested in the information we are providing and willing to pay for access to premium in-depth information. Individuals can also subscribe directly through our website. This free newsletter is designed to generate interest in our revenue generating products. We hope to generate revenues by selling select access to this in-depth premium information and analysis to users receiving the free newsletter. We may also sell sports-related advertising (sponsorships) to be published within the newsletters.

     The publications provide football coverage, both college and professional, during the season. The information we provide contains historical information, as well as up-to-date statistical information and analysis. For example, after the conclusion of a game, we will provide a statistical analysis, both of the particular game and key players, along with a historical analysis of the team and players. In addition, as part of the premium service, we offer more in-depth information and an editorial outlook of the prospects for the next game based on the opposing teams statistics. Examples of our free newsletter content can be viewed on our website at www.gridpicks.com.

     The newsletters are authored primarily by our consultant, David Preston. The articles are edited by Mr. Tanner and members of our Board. We may use contracted sports journalists in the future. We obtain certain statistical and other information from other websites and other public information. We consider our game analysis to be proprietary.

Products of the Company

     The Company's inaugural publication is called GridPicks(TM). This is a seasonal, twice-weekly newsletter-format on-line publication dedicated to football fanatics. GridPicks(TM) was launched at the commencement of the 2001-2002 football season. The Company has secured the Internet domain name www.gridpicks.com.

     Our premium content football-related products include "Dogs' Dog," an in-depth analysis and discussions of teams considered underdogs; "Inside the Huddle," an in-depth analysis and discussion provided by sources considered to have contacts or a higher degree of knowledge of the particular teams; "System Plays," an analysis based upon an analytical system devised by advisors to the Company; and "Platinum," a detailed and in-depth analysis of players, injury reports, trends, etc., intended to provide the highest degree of information available to the consumer. Each of these products will discuss three to four different games per week and is available for both college and professional levels.

     The Company has also registered the domain name www.naismithnews.com in anticipation of releasing a basketball publication under the moniker Naismith News(TM). At this time, we would anticipate launching this second publication preceding the 2002-2003 basketball season. To launch this endeavor, we are considering various experts to assist with the publication.

     These publications will cover both college and professional teams and players. We hope to add coverage of additional sports if we reach a profitable level with our initial publications.

Distribution

     The advent of the Internet has opened an entirely new medium for publishing. No longer are print, radio and television the only daily mediums open and available for writers and publishers. Today, with the rapidly rising use and availability of electronic communication among consumers, such information can be electronically accessed from almost anywhere in the world.

     The Company employs a "push" or subscription-based approach to reach subscribers and readers, via its Web-based properties, as opposed to a more traditional "pull" approach employed by most Web properties. By that, we will develop large databases of electronic contacts based on subscriber data and then deliver directly to them, or "push," the relevant sports content and information based on their desires and demographics. Individuals can then subscribe to our service by signing up. We e-mail our basic publications directly to that targeted demographic, free of charge. (This methodology is opposed to the normal "pull" approach that requires the user to search the Internet for material of interest.) Anyone accessing our website can also choose to subscribe.

     Within each free publication there is certain premium content that can only be accessed by the reader for a fee. If we have been successful in reaching the correct target demographic with our marketing efforts, then we will "push" up-to-the-minute information to their computer desktop on topics that are of interest to them. The publication/print industry has repeatedly shown over the years that the consumer will pay for access to such information. (i.e., Sports Illustrated, ESPN - The Magazine, People Magazine, TIME, etc.). The difference is, with the advent of the Web, this information can be sent anywhere in the world, through a secure connection, for a fraction of the cost of print. We believe sport is a cornerstone of our society and there is a ready and willing market for our product.

Advertising and Promotion

     Due to time constraints and our limited working capital, our only form of advertising or promotion during the last fiscal year and through the date of this Prospectus was word of mouth. Our efforts at generating customers was limited to widespread dissemination of our free newsletter publication, described above.

Customers

     We currently have approximately 1,750 subscribers to our free NFL newsletter and 1,125 subscribers to our free college football newsletter, many of whom may overlap by subscribing to both. Our premium subscribers presently average about 25 [selections or individuals] per week.

Employees

     At this early juncture in our development, we only have two employees, Mr. Tanner, our president and chief executive officer and an executive assistant. We also engage a consultant to assist with our expert analysis during the football season. Mr. Tanner does not receive compensation for his services as an employee.

Facilities

     The Company owns no real property. Our executive offices are located in Littleton, Colorado in office space subleased from a business operated by our president. The lease is on a month-to-month basis. We share this space consisting of approximately 400 square feet of office space for a rate of $500 per month.

Legal Proceedings

     There are currently no material legal matters or other regulatory procedures pending or threatened that involve the Company, its property or any of the principal shareholders, officers or directors in their capacities as such. No such legal proceeding is known by management to be contemplated.


                                   MANAGEMENT

Officers and Directors

     The following individuals presently serve as officers and directors of the
Company:

Name                          Age                       Position
------------------            ---           -----------------------------------
Michael D. Tanner             48            Chairman of the Board of Directors,
                                            President, Chief Executive Officer

Mary Beth Doubet              44            Secretary/Treasurer

Steven W. Rich                45            Director

Bradley R.  Parker            40            Director
_____________________________


     Mr. Tanner should be considered the "founder" and "parent" of the Company (as such terms are defined by rule under the Securities Exchange Act of 1934, as amended), inasmuch as he has taken initiative in founding and organizing the business of the Company.

     Mr. Tanner and Ms. Doubet serve as officers at the will of the Board of Directors. All of the Directors are currently serving a term of office until the next annual meeting of shareholders and until their successors are duly elected and qualified. Messrs. Tanner, Rich and Parker have served in their current positions since the Company's inception in March of 2001. Ms. Doubet has served in her current capacity since August of 2001. There are no family relationships between any of the officers or directors.

     The following represents a summary of the business history of each of the foregoing individuals for the last five years:

     MICHAEL D. TANNER.
     ------------------
     A significant portion of Mr. Tanner's life has centered on sports. Starting first as a football player at the high school and college levels, then as a coach at both Fairview High in Boulder, Colorado, and at the University of Colorado, football has been an integral part of his life. Since giving up coaching in the late 1980's, Mr. Tanner has on various occasions provided knowledge, insight and analysis on the game of football for various sports publications.

     Mr. Tanner serves as the Managing Member of Triumphant, L.L.C., a privately held Colorado consulting company organized in September of 2000. Triumphant specializes in advising smaller private companies and entrepreneurs in marketing and business development. Since 1998, he has also acted as the Chairman and Chief Executive Officer of Mariah Communications, Inc., a private Colorado Internet communications company. Since 1996, Mr. Tanner has also been a consultant for Entrepreneur Investments, LLC ("EI"), a private financial consulting and investment firm based in Colorado. EI specializes in the unique needs of development stage companies, assisting them with such critical issues as corporate capitalization, mergers/acquisitions, management placement, and business strategy. Mr. Tanner also sits on the Board of the Dear Old CU Fund, Inc., a non-profit organization.

     Mr. Tanner attended the University of Colorado at Boulder where he was letterman in football.

     MARY BETH DOUBET.
     -----------------
     In addition to Secretary and Treasurer, Ms. Doubet is currently the executive assistant for the Company. Her responsibilities include accounting, customer service, and administrative assistance. Ms. Doubet acted as Member Services Representative for Bear Creek Golf Club in Denver from 1998 to 2001, and as Office and Household Manager for PowerVista Software, Inc. (formerly Orca Software, Inc.) from 1995 to 1998.

     Ms. Doubet graduated from the University of Rhode Island in 1981 with a Bachelors degree in Sociology.

     STEVEN W. RICH.
     --------------
     Mr. Rich is President of Steven Rich and Associates, a Colorado corporation established in 1992 focusing on real estate development, consulting and finance, and he is also a registered professional engineer in the state of Colorado. Mr. Rich has principal involvement in over two million square feet of commercial development in Colorado. He represents several prominent companies, including Guarantee Bank, Townsend Capital, Cherokee Investments, Cyprus Amax Minerals, Phelps Dodge and GMAC.

     Sports have played a major role in Mr. Rich's life, earning him seven letters while in high school. During his senior year, he was "The Most Valuable Athlete" in Jefferson County in 1973. Mr. Rich participated in athletics at the collegiate level, earning letters in both football and baseball.

     Mr. Rich graduated from Colorado State University in 1978 with a Bachelors degree in Civil Engineering. He received a Masters Degree of Science in Real Estate Finance from the University of Texas in 1981.

     BRADLEY R. PARKER.
     -----------------
     Mr. Parker is Vice President of Sales for the Colorado division of Bron Tape, Inc., a Colorado industrial tape and fabric company, a position he has occupied since 1988. His responsibilities include managing a staff of approximately 50 employees within the Colorado division. Prior to working for Bron Tape, Inc., Mr. Parker was the western regional manager of Chemfad, Inc., a New York based company that specializes in industrial fabrics.

     Although he chose not to pursue the opportunity, Mr. Parker was drafted by the California Angels baseball club. He was also a wide receiver for the University of Colorado where he was a four year letterman. Mr. Parker graduated from the University of Colorado at Boulder in 1983 with a Bachelor of Science degree in Business.

Consultants

     R. DAVID PRESTON.
     -----------------
     Mr. Preston is currently a consultant for the Company. Mr. Preston is also the president and sole shareholder of Preston & Associates, Inc., a privately-owned, Denver based real estate appraisal firm, a position he has occupied since 1992. Preston & Associates is active in the residential real estate market along the front range of Colorado. Mr. Preston is also the Managing Member of RDP Asset Management, LLC, a private corporation in the business of managing a portfolio of assets.

     From August, 1999 to September, 2001, Mr. Preston was the President of Celebrity Sports Network, Inc., a sports celebrity marketing firm based in Denver. Prior to that, he was the President and CEO of Cash Flow Marketing, Inc., a Colorado corporation, from July 1997 to December 1998, until its merger with Mediquik Services, Inc. Prior to his association with those entities, Mr. Preston served as the head of the appraisal department for Colorado National Bank (now US Bank), a position he occupied from 1985 to 1993. Prior to that, Mr. Preston played in the National Football League where he spent all but one year with the Denver Broncos. He retired as the fourth leading rusher in Bronco history as a running back. In addition to these positions, Mr. Preston has been active as an investor in numerous business ventures, including restaurants, real estate development and oil and gas.

     Mr. Preston graduated with a bachelor of science, business administration in business management from Bowling Green University in 1977.

Executive Compensation

     Mr. Tanner, the chief executive officer, currently serves without compensation. Directors will not receive any cash compensation, but have received stock for their services on the Board.

Certain Relationships and Related Transactions

Initial Capitalization
----------------------

     As of March 1, 2001, the Company completed its initial capitalization by issuing an aggregate of 4,020,000 shares of common stock for aggregate consideration of $4,020 consisting of services rendered to the Company. Of that amount, 4,000,000 shares were issued to Mr. Tanner, 10,000 shares to Steven Rich and 10,000 shares to Bradley Parker for a price of $.001 per share. Messrs. Tanner, Rich and Parker were the sole members of the Board of Directors approving that transaction on behalf of the Company.

     Also effective March 1, 2001, the Company borrowed $5,000 from an officer at an interest rate of 5% per annum. This loan was repaid in full out of the proceeds of the private placement commenced in May of 2001.

     Beginning in May of 2001, we conducted a private placement and issued 1,000,000 shares of common stock pursuant to that offering. Of those shares, Steven Rich, Bradley Parker and Mary Beth Doubet, each officers or directors of the Company, purchased 33,333 shares, 16,667 shares and 1,000 shares respectively upon the same terms and conditions as all other purchasers.

Miscellaneous
-------------

     The Company occupies office space pursuant to an informal arrangement with an affiliate of its president, Michael Tanner. The Company occupies space on a month-to-month basis and, until August of 2001, received secretarial and administrative services from an entity with which Mr. Tanner is affiliated. Those services were valued at $500 per month.

     Management of the Company is of the opinion that the foregoing transactions were no less favorable than could have been obtained from unaffiliated third parties.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT

                           SHAREHOLDINGS OF MANAGEMENT

     As of the date of this Prospectus, there are a total of 5,020,000 shares of common stock of the Company outstanding, the only class of voting securities of the Company currently outstanding. Unless otherwise stated, the address of each of the individuals or entities is 1869 W. Littleton Blvd., Littleton, CO 80120. All ownership is direct, unless otherwise stated.

                              Shares Beneficially Owned
                                 Before the Offering                Percentage
Name and address of            ----------------------   Shares to   After the
Beneficial Owner                 Number    Percentage    be Sold    Offering (1)
-------------------------      ----------  ----------   ---------   ------------
Executive Officers
and Directors

Michael D. Tanner               4,000,000       80%          -0-           80%

Steven W. Rich                     43,333        *         33,333           *

Bradley R. Parker                  26,667        *         16,667           *

Mary Beth Doubet                    1,000        *          1,000           *

All Officers and Directors
as a Group (4 persons)          4,071,000       81%        51,000          80%
----------------------

Other Selling Shareholders(2)
Brad J. Avrett                      2,000        *          2,000           *
     10 Ingalls St.
     Lakewood, CO 80226
Roger R. Campbell                  35,000        *         35,000           *
     8770 Pinewood Ct.
     Castle Rock, CO 80101
Bruce A. Capra                      6,667        *          6,667           *
     6343 Umber Circle
     Golden, CO 80403
Rick Carollo                        1,000        *          1,000           *
     255 Lead Queen Dr.
     Castle Rock, CO 80104
Rick Clark                         20,000        *         20,000           *
     9282 S. Fox Fire Lane
     Highlands Ranch, CO 80129

                              Shares Beneficially Owned
                                 Before the Offering                Percentage
Name and address of            ----------------------   Shares to   After the
Beneficial Owner                 Number    Percentage    be Sold    Offering (1)
-------------------------      ----------  ----------   ---------   ------------

Keith Combs                         6,000        *          6,000           *
     1945 Locust St.
     Denver, CO 80220
Jim Delutes                        13,335        *         13,335           *
     P.O. Box 1634
     Boulder, CO 80306
Michael Dieveney                   13,334        *         13,334           *
     1328 S. Downing St.
     Denver, CO 80210
Kirk Eberl                         66,667        1%        66,667           *
     34317 Squaw Pass Road
     Evergreen, CO 80439
Jeffery Felker                     10,838        *         10,838           *
     10151 E. Caley Ave.
     Englewood, CO 80111
Matthew S. Fleming                  4,000        *          4,000           *
     2275 S. Madison St.
     Denver, CO 80210
J. Peter Garthwaite                66,640        1%        66,640           *
     2873 Prince Cir.
     Erie, CO 80516
Thomas K. Gooch                    20,000        *         20,000           *
     12414 W. Auburn Dr.
     Lakewood, CO 80228
Doug & Janet Granger               33,333        *         33,333           *
     10492 E. Prentice Ave.
     Englewood, CO 80111
Danielle Renee Granquist            2,000        *          2,000           *
     2903 E. Evans Ave.
     Denver, CO 80210
Jennifer & Bryan Granquist          2,000        *          2,000           *
     1677 S. Van Dyke Way
     Lakewood, CO 80228
J. Brad Keech                      66,666        1%        66,666           *
     1901 S. Pearl St.
     Denver, CO 80210
Matthew R. Kellogg                 35,000        *         35,000           *
     4189 Brookwood Ct.
     Littleton, CO 80130
Jeffery Lee                        33,333        *         33,333           *
     2230 Dexter St.
     Denver, CO 80207

                              Shares Beneficially Owned
                                 Before the Offering                Percentage
Name and address of            ----------------------   Shares to   After the
Beneficial Owner                 Number    Percentage    be Sold    Offering (1)
-------------------------      ----------  ----------   ---------   ------------

R. William Manning                  4,000        *          4,000           *
     29858 Park Village Dr.
     Evergreen, CO 80439
John McCloskey                      6,500        *          6,500           *
     4286 Troutdale Village Dr.
     Evergreen, CO 80439
Stephen Mack McKay                 33,333        *         33,333           *
     7762 Hygiene Road
     Longmont, CO 80503
Tracy Neitenbach                    6,667        *          6,667           *
     3725 Caymen
     Boulder, CO 80301
Daniel A. Nye                     100,000        2%       100,000           *
     12345 W. Alameda Pkwy.
     Suite 212
     Lakewood, CO 80228
Timothy M. Oswald                   3,000        *          3,000           *
     9982 S. Clyde Circle
     Highlands Ranch, CO 80129
Gaylene Preston                     3,000        *          3,000           *
     2119 Arapahoe St.
     Golden, CO 80401-2326
Sara C. Preston                     2,000        *          2,000           *
     2119 Arapahoe St.
     Golden, CO. 80303
Bonny Reinbert                      1,000        *          1,000           *
     255 Lead Queen Dr.
     Castle Rock, CO 80104
Bradley A. Scott                   33,333        *         33,333           *
     1422 Marigold Dr.
     Lafayette, CO 80026
Marcus B. Scott                     6,000        *          6,000           *
     8094 S. Albion St.
     Centennial, CO 80122
Ellen M. Seldin                     3,000        *          3,000           *
     2480 S. Moline Way
     Aurora, CO 80014
Gregory Simonds                    16,667        *         16,667           *
     5650 Greenwood Village Plaza Blvd.
     Suite 216
     Greenwood Village, CO 80111

                              Shares Beneficially Owned
                                 Before the Offering                Percentage
Name and address of            ----------------------   Shares to   After the
Beneficial Owner                 Number    Percentage    be Sold    Offering (1)
-------------------------      ----------  ----------   ---------   ------------

Brent J. Smith                     33,333        *         33,333           *
     4930 E. Preserve Lane
     Greenwood Village, CO 80121
A. John Staiano                    33,333        *         33,333           *
     1488 27th Street SW
     Loveland, CO 80537
Mark Tanner                         3,333        *          3,333           *
     1180 Bellaire Street
     Broomfield, CO 80020
Art & Jeanne Tanner                13,320        *         13,320           *
     223 Vaquero Drive
     Boulder, CO 80303
Mark Tellinger                      6,667        *          6,667           *
     27 South Monroe St.
     Denver, CO 80209
Roana Thornock                     16,667        *         16,667           *
     3545 28th St., #207
     Boulder, CO 80301
Scott Thornock                     33,333        *         33,333           *
     3545 28th St., #207
     Boulder, CO 80301
Nelson Tolley                       4,000        *          4,000           *
     2772 S. Fillmore St.
     Denver, CO 80210
C. Edward Venerable                33,367        *         33,367           *
     240 S. Madison St.
     Denver, CO 80209
Scott Wiens                         2,000        *          2,000           *
     1153 Bergen Pkwy., #M-170
     Evergreen, CO 80439
Tom Zinna                          66,667        1%        66,667           *
     0161 Greyhawk Lane
     Edwards, CO 81632
Paul J. Zueger                     40,000        *         40,000           *
     2201 Green Oaks Drive
     Littleton, CO 80121-1544
Darren Zueger                       6,667        *          6,667           *
     18770 E. Prentice Place
     Aurora, CO 80015

______________________________
  * Less than 1%
(1) Assumes sale of all shares included in this prospectus, of which there is no assurance.

(2) All shares offered by the selling shareholders were acquired in a private placement conducted by the Company and completed in August of 2001.
______________________________


                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock covered hereby on behalf of the Selling Stockholders. The Selling Stockholders, purchasers or other recipients, may sell the shares directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses. Such compensation will be paid by a Selling Stockholder or by a purchaser of the shares on whose behalf such broker-dealer may act as agent. Sales and transfers of the shares may be effected from time to time in one or more transactions, in private or public transactions, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be charged, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means.

     Any or all of the shares may be sold from time to time by means of (i) a block trade, in which a broker or dealer attempts to sell the shares as agent but may position and resell a portion of the shares as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and the subsequent sale by such broker or dealer for its account pursuant to this prospectus; (iii) ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchasers; (iv) the writing (sale) of put or call options on the shares; (v) the pledging of the shares as collateral to secure loans, credit or other financing arrangements and, upon any subsequent foreclosure, the disposition of the shares by the lender thereunder; and (vi) any other legally available means.

     To the extent required with respect to a particular offer or sale of the shares, a prospectus supplement will be filed pursuant to Section 424(b)(3) of the Securities Act, and will accompany this prospectus, to disclose (i) the number of shares to be sold, (ii) the purchase price, (iii) the name of any broker, dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses, and (iv) any other relevant information.

     The Selling Stockholders may transfer the shares by means of gifts, donations and contributions. This prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers, dealers or agents and in private or public transactions; however, if sales pursuant to this prospectus by any such recipient could exceed 500 shares, than a prospectus supplement would need to be filed pursuant to Section 424(b)(3) of the Securities Act to identify the recipient as a Selling Stockholder and disclose any other relevant information. Such prospectus supplement would be required to be delivered, together with this prospectus, to any purchaser of such shares.

     In connection with distributions of the shares or otherwise, the Selling Stockholders may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with Selling Stockholders. To the extent permitted by applicable law, the Selling Stockholders also may sell the shares short and redeliver the shares to close out such short positions.

     The Selling Stockholders and any broker-dealers who participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of Sections 2(11) of the Securities Act and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     As a result, we have informed the Selling Stockholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the Selling Stockholders in the market. The Selling Stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. The aggregate net proceeds to the Selling Stockholders from the sale of the shares will be the purchase price of such shares less any discounts, concessions or commissions.

     Each of the Selling Stockholders is acting independently of us in making decisions with respect to the timing, price, manner and size of each with the distribution of the shares. There is no assurance, therefore, that the Selling Stockholders will sell any or all of the shares. In connection with the offer and sale of the shares, we have agreed to make available to the Selling Stockholders copies of this prospectus and any applicable prospectus supplement and have informed the Selling Stockholders of the need to deliver copies of this prospectus and any applicable prospectus supplement to purchasers at or prior to the time of any sale of the shares offered hereby.

     The shares covered by this prospectus may qualify for sale pursuant to
Section 4(1) of the Securities Act or Rule 144 promulgated thereunder, and may be sold pursuant to such provisions rather than pursuant to this prospectus.

     We will not receive any proceeds from the sale of the shares covered by this prospectus and have agreed to pay all of the expenses incident to the registration of the shares, other than discounts and selling concessions or commissions, if any, and fees and expenses of counsel for the Selling Stockholders, if any.


                         DESCRIPTION OF OUR COMMON STOCK

     The Company's authorized capital consists of 50,000,000 shares of common stock, $.001 par value and 10,000,000 shares of Preferred Stock, $.001 par value. We currently have 5,020,000 shares of common stock outstanding. The following description of the Company's securities is qualified in its entirety by reference to the Company's Articles of Incorporation.

Common Stock

     Each share of common stock is entitled to one vote at all meetings of shareholders. All shares of common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of common stock. The Articles of Incorporation of the Company prohibit cumulative voting in the election of directors. In the event of liquidation, dissolution or winding up of the Company, holders of shares of common stock will be entitled to receive on a pro rata basis all assets of the Company remaining after satisfaction of all liabilities and all liquidation preferences, if any, granted to holders of the Company's Preferred Stock.

     All of the Company's issued and outstanding common stock is, and, when paid for according to the terms of the offering will be, fully paid and non-assessable and are not subject to any future call.

Preferred Stock

     The Articles of Incorporation vest the Board of Directors of the Company with authority to divide the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Colorado and the Articles of Incorporation in respect to, among other things, (i) the number of shares to constitute such series and the distinctive designations thereof; (ii) the rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue; (iii) whether Preferred Stock may be redeemed and, if so, the redemption price and the terms and conditions of redemption; (iv) the liquidation preferences payable on Preferred Stock in the event of involuntary or voluntary liquidation; (v) sinking fund or other provisions, if any, for redemption or purchase of Preferred Stock; (vi) the terms and conditions by which Preferred Stock may be converted, if the Preferred Stock of any series are issued with the privilege of conversion; and (vii) voting rights, if any.

Certain provisions of our Articles of Incorporation

     Pursuant to provisions of our Articles of Incorporation, cumulative voting is not permitted in the election of directors. As a result, a simple majority of the shares outstanding and entitled to vote at a meeting at which a quorum of shares is present can elect our entire Board of Directors. This provision will have the effect of limiting any voice which purchasers of our common stock may have in the affairs of the Company.

     Shareholders of our company are not entitled to preemptive rights with regard to any of our common stock. As a result, we can issue common stock to third parities in the future which would have the effect of diluting a shareholder's interest in the Company.

Limitation of director liability and indemnification

     (A) Director liability. Under provisions of our Articles of Incorporation and Section 7-109-101 and following of the Colorado Business Corporation Act, we shall eliminate or limit the personal liability of our directors to our shareholders for monetary damages for breach of fiduciary duty. This limitation shall not apply for monetary damages for any breach by a director in the following circumstances:

          (1) for a breach of a director's duty of loyalty to our company or our shareholders;

          (2) for acts or omissions committed by the director not in good faith or which involve intentional misconduct or knowing violation of law;

          (3) an unlawful distribution authorized by a director; or

          (4) any transaction from which a director directly or indirectly derived an improper personal benefit.

     (B) Director indemnification. Also under provisions of our Articles of Incorporation and similar provisions of the Colorado Business Corporation Act, we may indemnify a person made a party to a proceeding because the person is or was an officer, director or agent if:

          (1) the person conducted himself or herself in good faith; and

               (i) the person reasonably believed:

                         (a) in the case of conduct in an official capacity,
                    that his or her conduct was in our best interests; and

                         (b) in all other cases, that his or her conduct was at
                    least not opposed to our best interests; and

               (ii) in the case of a criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

     However, we may not indemnify an individual in connection with any proceeding by or in our right in which the individual is adjudged liable to us or in any proceeding charging that such individual derived a personal benefit or in which proceeding the individual was adjudged liable on the basis that he or she derived an improper personal benefit.

     We must also indemnify such a person who was successful in defending himself or herself against reasonable expenses incurred by him or her in connection with that proceeding. We may also advance expenses to persons under certain circumstances. The determination of whether an individual is entitled to indemnification may not be made until a determination has been made that the individual met the standards of conduct set forth above. This determination shall be made by the Board of Directors at a meeting at which a quorum is present and only those directors not party to the proceeding are counted in satisfying the quorum, by a committee of the Board of Directors consisting of two or more parties not parties to the proceeding, independent legal counsel, by the shareholders or by a court.

     In the event that a claim for indemnification against liabilities under the Securities Act (other than the payment of expenses incurred or paid by such individual in the successful defense of any action, suit or proceeding) is asserted by such a person in connections with the securities in this prospectus, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

Transfer Agent

     While we currently act as our own transfer agent, we intend to appoint Corporate Stock Transfer, Inc. ("CST") in Denver as transfer agent for our common stock following the date of this prospectus. CST is located at 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209 and its telephone number is (303) 282-4800.

Dividends

     No dividend has been declared or paid by us on our common stock since inception, and no dividends are contemplated in the foreseeable future.

                     COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Under Section 7-109-101 et seq. of the Colorado Business Corporation Act and our Articles of Incorporation, as amended, our directors and officers shall be indemnified against certain liabilities which they may incur in their capacities as such.

     Pursuant to the terms and conditions of our Articles of Incorporation and to the fullest extent allowable under applicable Federal laws and regulations and the statutes of the State of Colorado, our Board of Directors has the power to indemnify any of our directors, officers, employees or agents. Further, our Board of Directors shall have full authority to authorize payment of expenses (including attorneys fees) incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by us as authorized in the Articles of Incorporation.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person is successful in defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being sold, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

Legal Matters

     We are being advised on the legality of the shares included in this prospectus by Overton, Babiarz & Associates, P.C. of Greenwood Village, Colorado.

Experts

     Our financial statements as of September 30, 2001 and for the period from inception to September 30, 2001 included in this prospectus and elsewhere in the registration statement, have been included in reliance on the report of Cordovano & Harvey, P.C., our independent certified public accountants. These financial statements have been included on the authority of that firm as experts in accounting and auditing.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers
         Included in prospectus beginning at page 24.

Item 25. Other Expenses of Issuance and Distribution

         Description of Expenses                                         Amount
         -----------------------                                       --------
         SEC filing fee............................................. $       30
         Legal fees and expenses....................................     15,000
         Accounting fees and expenses...............................      5,000
         Blue Sky filing fees and expenses..........................      1,500
         Printing...................................................      2,500
         Miscellaneous..............................................        600

         Total                                                       $   24,630

Item 26. Recent Sales of Unregistered Securities

     On March 1, 2001, we completed our initial capitalization by issuing a total of 4,020,000 shares of our common stock to a group of individuals composed of our directors. In connection with that transaction, we relied on the exemption provided by Section 4(2) of the Securities Act of 1933. Each individual had a preexisting relationship with the officers and directors and were privy to the kind of information otherwise available in a registration statement. Each individual was able to bear the financial risk of the investment. Furthermore, each certificate representing the common stock was embossed with a legend restricting transfer.

     In connection with our subsequent financing, and beginning in May 2001, we issued 1,000,000 additional shares of common stock in an offering exempt from the registration requirements pursuant to Regulation D, Rule 504. The Company provided each prospective purchaser with a private placement memorandum describing the terms and conditions of the proposed investment. We utilized no form of general advertising or solicitation in connection with the offering. This offering was made to the individuals and entities listed as selling shareholders in the prospectus included in this registration statement, each of which was a friend, personal or business acquaintance of the officers or directors of the Company.

Item 27. Exhibits

1        Not applicable.

2        Not applicable.

3.1 Articles of Incorporation of the Company as filed on March 1, 2001 with the Secretary of State of the State of Colorado.

3.2      Bylaws

4        Form of Certificate for Common Stock

5        Opinion re: legality of securities - Included with Exhibit 23.2

6        Not applicable.

8        Not applicable.

9        Not applicable.

10       Not applicable.

11       Not applicable.

12       Not applicable.

15       Not applicable.

16       Not applicable.

21       Not applicable.

23.1     Consent of Cordovano & Harvey, P.C.

23.2     Consent of Overton, Babiarz & Associates, P.C.*

24 Power of Attorney (included in the signature page to this registration statement)

25       Not applicable.

26       Not applicable.

27       Not applicable.

99       Not applicable.
_______________________________
* Will be filed as an amendment to Registration Statement

Item 28. Undertakings

     (a) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than insurance payments and the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.



                        (Space intentionally left blank)

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the County of Arapahoe, State of Colorado on this 23rd day of January, 2002.

                             SPORTS INFORMATION & PUBLISHING CORP.



                             By:  /s/ Michael D. Tanner
                                  ---------------------------------------------
                                  Michael D. Tanner, Chairman of the Board,
                                  Chief Executive Office and President


                                POWER OF ATTORNEY

     We, the undersigned officers and directors of Sports Information & Publishing Corp., do hereby constitute and appoint Michael D. Tanner to be our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for each of us and in our name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

/s/ Michael D. Tanner
--------------------------
Michael D. Tanner               Chairman of the Board, Chief Executive Officer,
                                President and Chief Financial Officer

/s/ Steven W. Rich
--------------------------
Steven W. Rich                  Director


/s/ Bradley R. Parker
--------------------------
Bradley R. Parker               Director

                      SPORTS INFORMATION & PUBLISHING CORP.
                          (A Development Stage Company)

                          Index to Financial Statements

                                                                            Page
                                                                            ----

Independent auditors' report .............................................  F-2

Balance sheet, September 30, 2001 ........................................  F-3

Statement of operations, from March 1, 2001 (inception) through
     September 30, 2001 ..................................................  F-4

Statement of shareholder's equity, March 1, 2001 (inception)
     through September 30, 2001 ..........................................  F-5

Statement of cash flows, from March 1, 2001 (inception) through
     September 30, 2001 ..................................................  F-6

Notes to financial statements ............................................  F-7

To the Board of Directors and Shareholders
Sports Information & Publishing Corp.

                          Independent Auditors' Report

We have audited the accompanying balance sheet of Sports Information & Publishing Corp. (a development stage company) as of September 30, 2001, and the related statements of operations, shareholders' equity and cash flows from March 1, 2001 (inception) through September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sports Information & Publishing Corp. as of September 30, 2001, and the related statements of operations and cash flows from March 1, 2001 (inception) through September 30, 2001 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has suffered significant operating losses since inception. This factor raises substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Cordovano and Harvey, P.C.
------------------------------
Cordovano and Harvey, P.C.
Denver, Colorado
October 26, 2001

                      SPORTS INFORMATION & PUBLISHING CORP.
                          (A Development Stage Company)

                                  Balance Sheet

                               September 30, 2001

Assets
Current assets:
     Cash .......................................................   $  60,525
                                                                    ---------
                                             Total current assets      60,525

Web site development costs, net of accumulated
     amortization of $1,042 (Note A) ............................      23,958
                                                                    ---------

                                                                    $  84,483
                                                                    =========

Liabilities and Shareholders' Equity
Current liabilities:
     Accounts payable ...........................................   $   1,742
     Salary and payroll tax accruals ............................       1,003
     Other accrued liabilities ..................................       2,000
                                                                    ---------
                                        Total current liabilities       4,745
                                                                    ---------

Shareholders' equity (Note B & D):
     Preferred stock, $.001 par value; 10,000,000 shares
        authorized; -0- shares issued and outstanding ...........        --
     Common stock, $.001 par value; 50,000,000 shares authorized;
        5,020,000 shares issued and outstanding .................       5,020
     Additional paid-in capital .................................     147,000
     Deficit accumulated during development stage ...............     (72,282)
                                                                    ---------
                                       Total shareholders' equity      79,738
                                                                    ---------

                                                                    $  84,483
                                                                    =========

                 See accompanying notes to financial statements.

                      SPORTS INFORMATION & PUBLISHING CORP.
                          (A Development Stage Company)

                            Statements of Operations

            From March 1, 2001 (Inception) Through September 30, 2001

Operating expenses:
     Stock-based compensation:
         Organization costs and services (Note B) ...........   $     4,020
     Salaries and payroll taxes .............................        12,135
     Professional fees ......................................        31,377
     Website wire service, hosting and maintenance ..........        17,518
     Rent (Note B) ..........................................           500
     Contributed rent (Note B) ..............................         3,000
     Amortization ...........................................         1,042
     Other ..................................................         2,544
                                                                -----------
                                     Total operating expenses        72,136
                                                                -----------
                                               Operating loss       (72,136)

Interest expense (Note B) ...................................          (146)
                                                                -----------
                                     Loss before income taxes       (72,282)

Income taxes (Note C) .......................................          --
                                                                -----------

                                                     Net Loss   $   (72,282)
                                                                ===========

Basic and diluted loss per common share .....................   $     (0.02)
                                                                ===========
Basic and diluted weighted average
     common shares outstanding ..............................     4,448,571
                                                                ===========


                 See accompanying notes to financial statements.

                      SPORTS INFORMATION & PUBLISHING CORP.
                          (A Development Stage Company)

                        Statement of Shareholders' Equity

              March 1, 2001 (Inception) Through September 30, 2001



                                                                                                             Deficit
                                                     Preferred Stock       Common Stock                    Accumulated
                                                     ----------------   -------------------   Additional      During
                                                                Par                   Par      Paid-in      Development
                                                      Shares   Value     Shares      Value     Capital        Stage        Total
                                                     --------  ------   ---------   -------   ---------     ---------     --------

Balance, March 1, 2001 (inception) ................    --      $  --         --     $  --     $    --       $    --       $   --
March 1, 2001, shares issued to directors
   in exchange for organization services
   ($.001/share) (Note B) .........................    --         --    4,020,000     4,020        --            --          4,020
May through September 2001, stock sold in
   a private placement offering at $.15 per
   share, less offering costs of $5,000
   (Note D) .......................................    --         --    1,000,000     1,000     144,000          --        145,000
Office space and administrative support
   contributed by an affiliate (Note B) ...........    --         --         --        --         3,000          --          3,000
Net loss, period ended September 30, 2001 .........    --         --         --        --          --         (72,282)     (72,282)
                                                     --------  ------   ---------   -------   ---------     ---------     --------
                        Balance, September 30, 2001    --      $  --    5,020,000   $ 5,020   $ 147,000     $ (72,282)    $ 79,738
                                                     ========  ======   =========   =======   =========     =========     ========


                 See accompanying notes to financial statements.

                      SPORTS INFORMATION & PUBLISHING CORP.
                          (A Development Stage Company)

                            Statements of Cash Flows

            From March 1, 2001 (Inception) Through September 30, 2001

Cash flows from operating activities:
     Net loss ......................................................  $ (72,282)
     Transactions not requiring cash:
        Amortization ...............................................      1,042
        Common stock issued to directors in exchange for
           organization services ...................................      4,020
        Office space contributed by an officer (Note B) ............      3,000
     Changes in operating liabilities:
        Increase in accounts payable and accrued liabilities .......      4,745
                                                                      ---------
                 Net cash provided by (used in) operating activities    (59,475)
                                                                      ---------

Cash flows from investing activities:
     Website development costs .....................................    (25,000)
                                                                      ---------
                             Net cash (used in) investing activities    (25,000)
                                                                      ---------

Cash flows from financing activities:
     Proceeds from promissory note issued to officer (Note B) ......      5,000
     Repayment of officer promissory note (Note B) .................     (5,000)
     Proceeds from the sale of common stock (Note D) ...............    150,000
     Payments for offering costs (Note D) ..........................     (5,000)
                                                                      ---------
                 Net cash provided by (used in) financing activities    145,000
                                                                      ---------

Net change in cash .................................................     60,525
Cash, beginning of period ..........................................       --
                                                                      ---------
                                                 Cash, end of period  $  60,525
                                                                      =========

Supplemental  disclosure of cash flow  information:
     Cash paid during the period for:
        Interest ...................................................  $     146
                                                                      =========
        Income taxes ...............................................  $    --
                                                                      =========

                 See accompanying notes to financial statements.

                      SPORTS INFORMATION & PUBLISHING CORP.
                          (A Development Stage Company)

                          Notes to Financial Statements

Note A: Organization and summary of significant  accounting  policies with basis
--------------------------------------------------------------------------------
of presentation
---------------

Organization
------------

Sports Information & Publishing Corp. (the "Company") was incorporated in Colorado on March 1, 2001. The Company publishes and distributes sports-specific online publications. The Company's website is available on the Internet at gridpicks.com. The Company plans to generate revenue through the sale of advertising, subscriptions, and pay-per-use products on its website. The Company is a development stage enterprise in accordance with Statement of Financial Accounting Standard (SFAS) No. 7.

The Company has suffered significant operating losses since inception, which raises substantial doubt about its ability to continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to generate sufficient cash flow to meet obligations on a timely basis and ultimately to attain profitability. The Company's management intends to obtain working capital through operations and to seek additional funding through debt financings and equity offerings to help fund the Company's operations. There is no assurance that the Company will be successful in its efforts to raise additional working capital or achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Summary of significant accounting policies
------------------------------------------

Cash equivalents and fair value of financial instruments

For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at September 30, 2001

The carrying amounts of cash and current liabilities approximate fair value due to the short-term maturity of the instruments.

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities; disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Offering costs

Costs related to common stock offerings are recorded initially as a deferred asset until the offering is successfully completed, at which time they are recorded as a reduction of gross proceeds in shareholders' equity. If an offering is not successful, the costs are charged to operations at that time.

                      SPORTS INFORMATION & PUBLISHING CORP.
                          (A Development Stage Company)

                          Notes to Financial Statements

Website development costs and amortization

The Company capitalizes internal and external costs incurred to develop its website during the application development stage in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Capitalized web-site development costs are amortized over an estimated life of three years commencing on the date the software is ready for its intended use. The Company commenced amortizing its web-site development costs on August 15, 2001. Amortization expense totaled $1,042 for the period ended September 30, 2001.

In addition, the Company adopted the Emerging Issues Task Force Issue No. 00-2 ("EITF 00-2"), "Accounting for Website Development Costs," during the period ended September 30, 2001. EITF 00-2 requires the implementation of SOP 98-1 when software is used by a vendor in providing a service to a customer but the customer does not acquire the software or the right to use it.

Impairments on long-lived assets

The Company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.

An impairment loss recognized in accordance with SFAS 121 would be measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. The fair value of an asset is the amount at which the asset could be bought or sold in a current transaction between willing parties. Quoted market prices in active markets are the best evidence of fair value and are used as the basis of measurement, if available. If quoted market prices are not available, the estimated fair value is based on the best information available in the circumstances. The estimate of fair value would consider prices for similar assets and the results of valuation techniques. Valuation techniques include the present value of estimated future cash flows, option-pricing models, matrix pricing, option-adjusted spread models, and fundamental analysis.

Start up costs

Costs related to the organization of the Company have been expensed as incurred.

Loss per common share

The Company reports earnings (loss) per share using a dual presentation of basic and diluted earnings per share. Basic earnings (loss) per share exclude the impact of common stock equivalents. Diluted earnings (loss) per share utilize the average market price per share when applying the treasury stock method in determining common stock equivalents. However, the Company has a simple capital structure for the period presented and, therefore, there is no difference between the basic and diluted earnings (loss) per share.

Year-end

The Company operates on a September 30 fiscal year-end.

                      SPORTS INFORMATION & PUBLISHING CORP.
                          (A Development Stage Company)

                          Notes to Financial Statements

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

Stock-based compensation

The Company accounts for stock-based employee compensation arrangements in accordance with Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price. The
Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123.

Note B: Related party transactions
----------------------------------

An  officer  contributed  office  space  to  the  Company  from  March  1,  2001
(inception) through August 31, 2001. The office space was valued at $500 per month based on the market rate in the local area and is included in the accompanying financial statements as rent expense with a corresponding credit to contributed capital.

On March 9, 2001, an officer loaned the Company $5,000 in exchange for a promissory note that carried a five percent interest rate. On September 28, 2001, the Company repaid the note and related accrued interest totaling $146.

On March 1, 2001, the Board of Directors approved the issuance of 4,020,000 shares of the Company's $.001 par value restricted common stock to three directors of the Company in exchange for costs and services related to the organization of the Company and the development of its business plan. On the transaction date, the Company's common stock had no reliable market value. The value of the transaction could not be objectively measured as the services were rendered by related parties. The shares were valued by the Board of Directors at a nominal value ($.001 per share) as the stock had no market value. Stock-based compensation expense of $4,020 was recognized in the accompanying financial statements for the period ended September 30, 2001.

                      SPORTS INFORMATION & PUBLISHING CORP.
                          (A Development Stage Company)

                        Notes to the Financial Statements

Note C: Income taxes
--------------------

A reconciliation of U.S. statutory federal income tax rate to the effective rate is as follows:
                                                         September 30,
                                                              2001
                                                         -------------

        U.S. statutory federal rate                             17.43%
        State income tax rate, net of federal benefit            3.82%
        Contributed rent                                        -0.88%
        Net operating loss for which no tax
           benefit is currently available                      -20.37%
                                                         -------------
                                                                 0.00%
                                                         =============


At September 30, 2001, the Company's current tax benefit consisted of a net tax asset of $14,726, due to operating loss carryforwards of $72,282, which was fully allowed for, in the valuation allowance of $14,726. The valuation allowance results in deferred tax expense, which offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for the period ended September 30, 2001 was $14,726. Net operating loss carryforwards will expire through 2021.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer impaired and the allowance is no longer required.

Should the Company undergo an ownership change, as defined in Section 382 of the Internal Revenue Code, the Company's tax net operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation which could reduce or defer the utilization of those losses.

Note D: Shareholders' equity
----------------------------

Preferred stock

The Board of Directors is authorized to issue shares of preferred stock in series and to fix the number of shares in such series as well as the designation, relative rights, powers, preferences, restrictions, and limitations of all such series. The Company had no preferred shares issued and outstanding at September 30, 2001.

Confidential offering of common stock

During the months from May 2001 through September 2001, the Company conducted a private placement offering whereby it sold 1,000,000 shares of its $.001 par value common stock for $.15 per share pursuant to an exemption from registration claimed under Regulation D and/or Sections 4(2) and 3(b) of the Securities Act of 1933, as amended. The shares were sold through the Company's officers and directors. The Company received $145,000 after deducting offering costs totaling $5,000. The Company relied upon exemptions from registration believed by it to be available under federal and state securities laws in connection with the offering.